Exhibit 3.2
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLIANCE DATA SYSTEMS CORPORATION

ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Alliance Data Systems Corporation.

2. The Corporation was originally incorporated under the name "Limited Marketing Services, Inc." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 1995; the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 1999; and the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 15, 2000.

3. This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, and was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, upon the effective date of this Third Amended and Restated Certificate of Incorporation, read as follows:

ARTICLE I

The name of the Corporation is Alliance Data Systems Corporation.

ARTICLE II

The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 219,880,000 consisting of:

(i) 200,000,000 shares of Common Stock, $.01 par value per share, and

(ii) 19,880,000 shares of preferred stock, $.01 par value per share.

The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions in respect of the Common Stock of the Corporation.

A. COMMON STOCK.

1. General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of preferred stock.

2. Voting.  Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder with respect to each matter submitted to the stockholders of the Corporation for a vote at a meeting of stockholders of the Corporation or by written consent in lieu of a meeting.  There shall be no cumulative voting.

3. Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any dividend rights of any then outstanding shares of any series of preferred stock.

4. Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to the rights of any then outstanding shares of any series of preferred stock.

5. Special Meetings.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called by:

(a) The chief executive officer or president of the Corporation;

(b) The secretary of the Corporation pursuant to a resolution adopted by a majority of the Whole Board (as defined below) stating the purpose or purposes of the proposed meeting; or

(c) The secretary of the Corporation upon the request of stockholders of record holding in the aggregate not less than twenty-five percent (25%) of the then outstanding shares of common stock of the Corporation entitled to vote, provided the  request is in proper form as required in the bylaws of the Corporation or as otherwise required by applicable law.

"Whole Board" shall mean the total number of directors constituting the board of directors of the Corporation pursuant to the terms of Section 3.2 of the bylaws without regard to any current vacancies.

ARTICLE IV

The street address of the registered office of the corporation is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle,  Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE V

1. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

2. Each director shall be elected for a term of one year and shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

3. The number of directors of the Corporation shall not be less than six nor more than twelve, the exact number of directors to be such number as may be set from time to time within the limits set forth above by resolution adopted by affirmative vote of a majority of the Board of Directors.

4. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of more than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon.

5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt the bylaws of the Corporation, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or amendment of this Article VI by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

ARTICLE VII

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VII.  The right to indemnification under this Article VII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise.  The Corporation may, by action of its Board of Directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the Board of Directors deems appropriate.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.  Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

ARTICLE VIII

No contract or other transaction between the Corporation and any other Corporation and no other acts of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation.  Any director or officer of the Corporation individually, or any firm or association of which any director or officer may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that such person individually or as a member of such firm or association is such a party or is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors during which any such contract or transaction shall be authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not such a director or officer of such other corporation or not so interested.  Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such subsidiary or affiliated corporation.

Any contract, transaction or act of the Corporation or of the directors that shall be ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the corporation, or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, any stockholder, director or officer of the Corporation may carry on and conduct in such person's own right and for such person's own personal account, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business that competes with the business of the Corporation and shall be free in all such capacities to make investments in any kind of property in which the Corporation may make investments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be duly signed by Edward J. Heffernan, its President and Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and this Third Amended and Restated Certificate of Incorporation is the act and the deed of the Corporation, this 8th day of June, 2016.

ALLIANCE DATA SYSTEMS CORPORATION

By:          /s/ Edward J. Heffernan
Edward J. Heffernan
President and Chief Executive Officer

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